MILLER ENERGY RESOURCES REPORTS FISCAL FOURTH QUARTER
AND FULL YEAR 2015 RESULTS
——————————————————————————

HOUSTON, TX - (July 29, 2015) - Miller Energy Resources, Inc. (“Miller Energy” or the “Company”) (NYSE: MILL) today reported the unaudited results for its fiscal fourth quarter and year ended April 30, 2015.

While the Company is comfortable with the numbers presented below, the Company requires additional time to satisfactorily complete its financial statements and disclosures to be included in its Annual Report on Form 10-K ("Form 10-K"). Accordingly we will not be filing our Form 10-K on this date. We expect to file our Form 10-K within the next two weeks.

Notable Items

•
For the quarter, net production averaged 3.7 MBoed, up approximately 5% from the 3.5 MBoed last quarter. For the year, net production averaged 3.5 MBoed, up approximately 58% from the 2.2 MBoed last year.

•
For the quarter, Adjusted EBITDA was $23.1 million, down approximately 31% from the $33.3 million last quarter. The decrease in Adjusted EBITDA from the third quarter to the fourth quarter was primarily due to a reduction of $18.4 million of Alaska carried forward annual loss credits applied for during the third quarter, as well as one less shipment of oil during the fourth quarter, slightly offset by $11.6 million of derivative settlements during the fourth quarter. For the year, Adjusted EBITDA was $78.6 million, up approximately 108% from the $37.8 million last year.

•
Given the increasingly constrained nature of its liquidity and debt structure, the Company is in the process of repositioning its capital structure to improve its liquidity, to more appropriately finance its business and to optimize the value and growth potential of its core asset base.

As part of this process, the Company is evaluating several offers, including negotiations with an Alaskan strategic partner that would provide a sale lease back financing for the Company's rigs, buy the Company's stake in Badami and other non-core oil and gas assets and provide a meaningful equity-linked investment in the Company.

Miller Energy has also signed a commencement agreement with a private financing source for an approximately $165 million loan that will largely pay down the Company's existing debt. The potential lender is in the process of confirmatory diligence and legal documentation. The Company will provide more detail as this process progresses.

•
Miller Energy has settled all its hedges to meet its lenders’ demand for progress on an orderly pay-down of its outstanding revolver balance. The Company has no ability to borrow beyond its current $3.8 million balance on that revolver.

•
Despite the advanced stage of its ongoing capital repositioning process, the Company believes that, from an accounting perspective, substantial doubt exists about its ability to continue as a going concern.

•
Given that substantial doubt exists about the Company's ability to continue as a going concern, the SEC 1P PV-10 of $91.3 million as of April 30, 2015 reflects only the value of the Company’s PDP reserves using SEC pricing.

•
Also, given that substantial doubt exists about the Company's ability to continue as a going concern, as well as our unsuccessful WF-3 well, among other factors, Miller Energy recorded an impairment of $82.8 million on its oil and gas properties during the fourth quarter. The Company also recorded an impairment of $14.3 million on its owned drilling rigs given U.S. rig market dynamics. As a result of these impairments, the accounting net book value of Miller Energy’s assets no longer exceeds the book value of its debt.

•
The Company received notices from the NYSE regarding potential delisting events arising from the decrease in its common share price and overall capitalization. In addition, the Company noted that its stock could face delisting in the event its average market capitalization declines below $15 million on a 30-trading day basis, a threshold that it has been approaching. In the event of a delisting trigger, Miller Energy expects to avail itself of its right to appeal and believes there are many factors which the NYSE should consider before taking that action, including the advanced status of the Company’s capital repositioning and its efforts to maximize the value of and growth in its assets.

•
In April, the Company received a notice from the SEC indicating that its staff had made a preliminary determination to recommend that the SEC file a civil claim against the Company. If this action were brought, the Company believes it would relate to public filings made in connection with its 2009 acquisition of certain Alaska assets. The notice invited the Company to file a response showing why no action should be taken, and the Company has complied. Miller Energy is waiting on feedback on that response or any additional questions the SEC may have.

•
Additionally, in March, the court in the Company’s lawsuit brought by VAI, Inc. awarded the plaintiff approximately $7.0 million, including interest. The case stems from a fee dispute under an advisory contract and a related memorandum of understanding in 2009. Miller Energy is moving forward with an appeal.

•	The Company has identified and implemented cost initiatives for both G&A and opex that it expects will save more than $9.0 million annually going forward.

•	Miller Energy has continued its capital discipline initiatives, incurring approximately $5 million in capex during the fourth quarter.

•
As of April 30, 2015, the Company had state tax credits receivable, net of $41.5 million outstanding. Subsequent to April 30, 2015, the Company collected $9.3 million in cash and expects to receive at least $23.7 million in cash by the end of August. The remaining balance will be collected within the next twelve months.

•	During the quarter, Miller Energy moved its headquarters to Houston, Texas from Knoxville, Tennessee.

“As with a number of E&P companies, continued soft oil prices have challenged our business,” said Carl F. Giesler, Miller Energy’s Chief Executive Officer. “That impact has been exacerbated by past capital, financing and drilling decisions that, at least in retrospect, left us poorly positioned for such market conditions. Management and the board, however, have been working diligently to effect a plan that, we believe, will more appropriately finance our business and enable us to maximize the value and growth inherent in our assets for all stakeholders, Specifically, we are working to reposition our capital structure; to rationalize our non-core assets; to develop our core Cook Inlet assets in a safe, disciplined and return-focused manner; and to stream-line our cost and organizational structure.”

“While we understand the speculation, we don’t intend to file for bankruptcy, given our current circumstances,” added Mr. Giesler. “We believe that, with the offers and options we have available to us, no one else should count us out either.”

Fourth Quarter Results

Net production averaged 3.7 MBoed, up approximately 5% from the 3.5 MBoed last quarter and up approximately 19% from the 3.1 MBoed in the year-ago quarter. The increase from last quarter was mainly related to a full-quarter of owning the Badami Unit as well as the North Fork drilling offset by production declines.

Revenue was $15.5 million, down approximately 24% from the $20.3 million last quarter and down approximately 30% from the $22.1 million in the year-ago quarter. The decrease from last quarter was mainly related to lower oil prices as well as one-less oil shipment.

Lease operating expense was $21.23 per Boe or $6.9 million in aggregate, down approximately 23% from the $27.39 per Boe last quarter and up approximately 17% from the $18.15 per Boe in the year-ago quarter. The decrease from last quarter was mainly related to the aggressive opex reduction initiatives, particularly at the recently-acquired Badami Unit. The increase from the year-ago quarter was related to the acquisition of the generally higher operating cost Badami Unit.

Transportation costs were $1.2 million, down approximately 27% from the $1.6 million last quarter and down approximately 54% from the $2.6 million in the year-ago quarter. The overall decrease to transportation costs is due to the fiscal 2015 acquisition of the Anchor Point Pipeline, which reduced tariff costs of the gas sold from the North Fork Unit.

Cash general and administrative cost was $6.1 million, down approximately 8% from the $6.6 million last quarter and down approximately 10% from the $6.8 million in the year-ago quarter. The decrease from last quarter was mainly related to lower personnel, benefits, travel and professional expense offset by an increase in legal costs.

Adjusted EBITDA was $23.1 million, down approximately 31% from the $33.3 million last quarter. The decrease in Adjusted EBITDA from the third quarter to the fourth quarter was primarily due to a reduction of $18.4 million of Alaska carried-forward annual loss credits applied for during the third quarter, as well as one less shipment of oil during the fourth quarter, slightly offset by $11.6 million of derivative settlements during the fourth quarter. It was down approximately 13% from the $26.5 million reported in the year-ago quarter. The decrease in Adjusted EBITDA from the year ago quarter to the fourth quarter 2015 was primarily due to a decrease of $13.2 million of Alaska carried forward annual loss credits applied for during the year-ago quarter.

Depreciation, depletion and amortization expense was $9.4 million, down from the $19.5 million last quarter and down 16% from the $11.2 million in the year-ago quarter. The decrease from last quarter was mainly related to a reduction in the net book value of the Company's depletable assets due to impairments.

Loss before income taxes was $124.1 million, compared to the loss of $155.3 million last quarter and the loss of $16.8 million in the year-ago quarter. The loss this quarter was mainly related to the impairments recorded coupled with lower oil prices and partially offset by reductions in LOE and G&A.

Total debt was $197.6 million, down from $225.8 million last quarter, primarily due to the reduction in the Company's revolver outstanding. Total debt is currently $183.6 million.

Cash was $2.9 million on April 30, 2015 and is $6.2 million currently.

State tax credit receivables, net were $41.5 million. Subsequent to April 30, 2015, the Company received approximately $9.3 million in state tax credits in cash and expects to receive at least $23.7 million by the end of August. The remaining balance will be collected within the next twelve months. The State of Alaska continues to adjust the administration of this program. It is possible that future receipts will be deferred longer than in prior years. The Company will, of course, consider this dynamic when evaluating capital investments in the development of its assets.

Full-Year 2015 Results

Net production averaged 3.5 MBoed, up approximately 58% from the 2.2 MBoed last year. The increase was due primarily to the acquisitions of North Fork and Badami as well as the WMRU-2B, NF 24-26 and NF 42-35 wells.

Revenue was $85.3 million, up approximately 21% from the $70.6 million last year. The increase was mainly related to the North Fork and Badami acquisitions offset by lower oil prices.

Lease operating expense was $24.22 per Boe or $31.3 million in aggregate, down approximately 2% from the $24.71 per Boe last year. The acquisition of the higher-cost operations at Badami was offset by the aggressive opex reduction efforts.

Transportation costs were $5.3 million, down approximately 5% from the $5.6 million last year. This decrease is due to the fiscal 2015 acquisition of Anchor Point Pipeline, which reduced tariff costs of the gas sold from the North Fork Unit.

Cash general and administrative cost was $28.5 million, up approximately 24% from the $23.1 million last year. This substantial increase was driven by executive on-boarding and severance costs as well as higher legal and accounting expenses.

Adjusted EBITDA was $78.6 million, up 108% from the $37.8 million last year primarily due to favorable derivative settlements, including the monetization of the derivatives for calendar year 2016 as well as the North Fork acquisition and increased Alaska carried-forward annual loss credit application amounts.

Depreciation, depletion and amortization expense was $66.0 million, up approximately 97% from the $33.5 million last year. This increase reflects the Company's North Fork and Badami acquisitions.

Loss before income taxes was $584.2 million, compared to the loss of $43.5 million last year. The loss this year relates to impairment charges on oil and gas properties and equipment, along with increased litigation and interest expense. Partially offsetting these were increased natural gas sales, Alaska carried-forward annual loss credit applications and derivative gains.

Outlook

Until we complete our capital repositioning process, the Company will focus primarily on smaller work-overs. The Company has identified and begun executing on eight projects with an aggregate capital requirement of approximately $1.8 million that management expects will increase gross production by approximately 1.7 MMcfd and 220 Bopd. The Company expects that each project will exceed its internal return requirements and also expects that each project will have a payback period of less than a year. Also, during fiscal 2016, the Company plans to drill the RU-7B side-track and NF 22-26 as finances permit.

Management plans to continue to pursue aggressively its cost efficiency and capital discipline initiatives in a responsible and safe manner. We believe that the run-rate cash G&A, excluding one-time items, will trend towards approximately $4.5 million per quarter.

Investor Conference Call

Management will host the Company’s fourth quarter and full year 2015 earnings call. To attend the call, please use the dial in information below. When prompted, ask for the "Miller Energy Resources Q4 2015 conference call."

Date:	Wednesday, July 29, 2015
Time:	9:00 am Eastern Time US
Dial-In (U.S.):	+1-888-359-3627
International Dial-In:	+1-719-457-2727
Conference ID:	2057052
Webcast:	http://public.viavid.com/player/index.php?id=115210

Please dial in at least 10 minutes before the start time to ensure timely participation. A playback of the call will be available from 12:00 p.m. ET on July 29, 2015 to 11:59 p.m. ET on August 14, 2015. To listen, call 1-877-870-5176 within the United States or 1-858-384-5517 when calling internationally. Please use the replay pin number 2057052.

About Miller Energy
Miller Energy Resources, Inc. is an oil and natural gas production and development company focused solely on Alaska. The Company has a substantial acreage, reserves and resource position in the State as well, significant Company-owned midstream and rig infrastructure to support production and 100% working interest in and operatorship of substantially all of its assets. The Company's assets are concentrated in southcentral Alaska, including the Cook Inlet and Kenai Peninsula, as well as in the Badami area of the North Slope. Miller Energy manages its operations from Anchorage with additional administrative offices in the lower 48. The Company's stock is listed on the NYSE under the symbol MILL.

Statements Regarding Forward-Looking Information
Certain statements contained herein are forward-looking statements including, but not limited to, statements that are predications of or indicate future events, trends, plans or objectives. Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties. Forward-looking statements are not guarantees of future activities and are subject to many risks and uncertainties. Due to such risks and uncertainties, actual events may differ materially from those reflected or contemplated in such forward-looking statements. Forward-looking statements can be identified by the use of the future tense or other forward-looking words such as "believe," "expect," "anticipate," "intend," "plan," "should," "may," "will," "continue," "strategy," "offer, " "position," "opportunity," statements regarding the "flexibility" of the Company or the negative of any of those terms or other variations of them or by comparable terminology. A discussion of these risk factors is included in the Company's periodic reports filed with the SEC.

For more information, please contact the following:

Derek Gradwell
SVP Natural Resources
MZ Group North America
Phone: 512-270-6990
Email: dgradwell@mzgroup.us
Web: www.mzgroup.us

MILLER ENERGY RESOURCES, INC.
CONDENSED OPERATING DATA
(Unaudited)
(Dollars in thousands, except per unit and per day data)

	For the Three Months Ended
	April 30, 2015	January 31, 2015	April 30, 2014

Net production volumes:
Oil volume - bbls	228,000	220,962	168,564
Natural gas volume - mcf	582,737	602,687	628,232
Total production - boe (1)	325,123	321,410	273,269

Average daily production (bbls/d)	2,562	2,402	1,894
Average daily production (mcf/d)	6,548	6,551	7,059
Average daily production (boe/d)	3,653	3,494	3,070

Average realized sales prices:
Average realized oil sales price - bbl	$48.09	$57.26	$102.74
Average realized natural gas sales price - per mcf	7.02	6.42	6.84

Lease operating expenses (boe/d)	$21.23	$27.39	$18.15
Transportation costs (boe/d) (2)	3.62	5	9.43

Depreciation, depletion and amortization	9,411	19,541	11,176
General and administrative expenses	6,526	7,358	10,652
General and administrative costs paid in cash	6,110	6,630	6,789
Adjusted EBITDA	23,072	33,297	26,468
Loss before income taxes	(124,112)	(155,277)	(16,795)

———————

1
These figures present production on a boe basis in which natural gas is converted to an equivalent barrel of oil based on a 6:1 energy equivalent ratio. This ratio is not reflective of the current price ratio between the two products.

2
These figures present sales on a boe basis in which natural gas is converted to an equivalent barrel of oil based on a 6:1 energy equivalent ratio. This ratio is not reflective of the current price ratio between the two products.

MILLER ENERGY RESOURCES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except share and per share data)

	Three Months Ended April 30,	Three Months Ended January 31,	Three Months Ended April 30,	For the Year Ended April 30,
	2015	2015	2014	2015	2014
REVENUES:
Oil sales	$10,686	$14,953	$17,488	$62,984	$64,500
Natural gas sales	4,336	4,768	4,298	20,766	4,969
Other	481	550	340	1,579	1,089
Total revenues	15,503	20,271	22,126	85,329	70,558
OPERATING EXPENSES:
Lease operating expense	6,901	8,803	4,961	31,293	20,187
Transportation costs	1,177	1,607	2,576	5,326	5,599
Cost of purchased gas sold	—	316	—	2,572	—
Cost of other revenue	705	640	303	2,010	1,147
General and administrative	6,526	7,358	10,652	41,296	31,744
Alaska carried-forward annual loss credits, net	(3,097)	(21,508)	(16,342)	(27,337)	(16,342)
Exploration expense	40,459	77,740	1,223	285,307	2,009
Depreciation, depletion and amortization	9,411	19,541	11,176	66,012	33,528
Accretion of asset retirement obligation	410	370	336	1,477	1,239
Impairments of proved properties and other long-lived assets	55,022	117,037	890	285,793	890
Other operating expense, net	7,568	900	—	8,472	1,250
Total operating expense	125,082	212,804	15,775	702,221	81,251
OPERATING (LOSS) INCOME	(109,579)	(192,533)	6,351	(616,892)	(10,693)
OTHER INCOME (EXPENSE):
Interest expense, net	(6,331)	(2,478)	(3,419)	(15,227)	(7,470)
Gain (loss) on derivatives, net	(8,231)	39,330	(4,590)	47,285	(10,179)
Loss on debt extinguishment	—		(15,145)	—	(15,145)
Other income, net	29	404	8	588	34
Total other income (expense)	(14,533)	37,256	(23,146)	32,646	(32,760)
LOSS BEFORE INCOME TAXES	(124,112)	(155,277)	(16,795)	(584,246)	(43,453)
Income tax benefit	13,041	3,016	3,246	141,152	14,886
NET LOSS	(111,071)	(152,261)	(13,549)	(443,094)	(28,567)
Accretion of Series C and D preferred stock	(1,859)	(1,271)	(786)	(4,864)	(2,721)
Series C and D preferred stock accumulated dividends	(2,971)	(4,369)	(2,906)	(13,746)	(10,479)
NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(115,901)	$(157,901)	$(17,241)	$(461,704)	$(41,767)

LOSS PER COMMON SHARE:
Basic	$(2.48)	$(3.39)	$(0.38)	$(9.95)	$(0.94)
Diluted	$(2.48)	$(3.39)	$(0.38)	$(9.95)	$(0.94)

MILLER ENERGY RESOURCES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in thousands)

	April 30, 2015	April 30, 2014
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,904	$5,749
Restricted cash	464	679
Accounts receivable, net	50,948	55,530
Inventory	4,461	5,102
Prepaid expenses and other	2,629	3,852
Short-term portion of derivative instruments	14,534	88
Asset held for sale	1,929	236
Total current assets	77,869	71,236

OIL AND GAS PROPERTIES, NET	96,627	644,827
EQUIPMENT, NET	33,037	35,369
RESTRICTED CASH	14,736	12,075
OTHER ASSETS	12,101	3,315
Total assets	$234,370	$766,822
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$38,174	$38,836
Accrued expenses	15,108	20,446
Short-term portion of derivative instruments	—	3,315
Deferred income taxes	10,100	2,858
Current portion of long-term debt	195,196	9,459
Liabilities held for sale	950	—
Total current liabilities	259,528	74,914
OTHER LIABILITIES:
Deferred income taxes	—	139,768
Asset retirement obligation	25,138	22,872
Long-term portion of derivative instruments	—	4,006
Long-term debt, less current portion	2,401	174,743
Other	31	—
Total liabilities	287,098	416,303

MEZZANINE EQUITY:
Mezzanine equity	72,583	67,760

STOCKHOLDERS' EQUITY (DEFICIT):
Stockholders' equity (deficit)	(125,311)	282,759
Total liabilities and stockholders' equity (deficit)	$234,370	$766,822

Regulation G Disclosure - Discussion of Non-GAAP Financial Data and Reconciliation to GAAP
This press release contains non-GAAP financial measures within the meaning of Regulation G and Item 10(e) of Regulation S-K, as promulgated by the SEC. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, including that in our public filings.
To supplement the Company's condensed consolidated financial statements, which statements are prepared and presented in accordance with GAAP, we use non-GAAP adjusted EBITDA, or adjusted Earnings Before Income Taxes, Depreciation and Amortization, as a measure to evaluate earnings by excluding certain non-cash expenses as set forth in the table below. The Company uses this non-GAAP financial measure for financial and operational decision making and as a means to evaluate period-to-period comparisons. Management believes that this non-GAAP financial measure provides meaningful supplemental information regarding the Company's performance and liquidity. The Company believes that both management and investors benefit from referring to this non-GAAP financial measure in assessing performance and when planning, forecasting and analyzing future periods. This non-GAAP financial measure also facilitates management's internal comparisons to historical performance and liquidity as well as comparisons to competitors' operating results. The Company believes this non-GAAP financial measure is useful to investors both because (1) it allows for greater transparency with respect to key metrics used by management in its financial and operational decision making and (2) it is used by our institutional investors and the analyst community to help them analyze the health of the business.

Adjusted EBITDA Reconciliations

	For the Three Months Ended			For the Year Ended
	April 30, 2015	January 31, 2015	April 30, 2014	April 30, 2015	April 30, 2014
	(dollars in thousands)
Loss before income taxes	$(124,112)	$(155,277)	$(16,795)	$(584,246)	$(43,453)
Adjusted by:
Interest expense, net	6,331	2,478	3,419	15,227	7,470
Depreciation, depletion and amortization	9,411	19,541	11,176	66,012	33,528
Impairment of proved properties and other long-lived assets	55,022	117,037	890	285,793	890
Asset disposals	—	—	—	47	—
Accretion of asset retirement obligation	410	370	336	1,477	1,239
Exploration costs	40,459	77,740	1,223	285,307	2,009
Loss on debt extinguishment	—	—	15,145	—	15,145
Stock-based compensation	424	744	3,914	11,282	9,034
Non-cash employee bonuses	8	120	—	559	—
Non-recurring litigation settlements and related matters	8,113	2,703	2,217	15,554	4,215
Non-recurring severance payments	—	—	—	1,489	—
Non-recurring North Fork properties gas transportation costs	—	—	1,403	1,813	1,403
Derivative contracts:
(Gain) loss on derivatives, net	8,231	(39,330)	4,590	(47,285)	10,179
Cash settlements (paid) received	18,775	7,171	(1,050)	25,544	(3,815)
Adjusted EBITDA	$23,072	$33,297	$26,468	$78,573	$37,844